Exhibit 99.2
INDEPENDENT AUDITOR’S REPORT
Board of Directors
SpringCM Inc.
Chicago, Illinois

We have audited the accompanying financial statements of SpringCM Inc., which comprise the balance sheet as of December 31, 2017, and the related statements of operations, changes in mezzanine equity, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpringCM Inc. as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 1 and 11, on September 4, 2018, all of the Company’s ownership interests were acquired by an unrelated third party. Proceeds from the sale were used to retire all of the Company’s outstanding indebtedness. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP
Chicago, Illinois
September 5, 2018

SPRINGCM INC.
BALANCE SHEET

December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$5,965,128
Accounts receivable, less allowance for doubtful accounts of $931,562	4,363,413
Prepaid expenses and other current assets	1,484,463
VAT receivable	500,761
Deferred commissions	1,172,743
Deferred costs	641,631
Total Current Assets	14,128,139
Property and Equipment, net	6,235,460
Deferred Costs, less current portion	1,448,844
Total Assets	$21,812,443
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$1,671,153
Accrued compensation	1,290,673
Accrued expenses	489,560
Current portion of grant liability	1,126,785
Sales taxes payable	822,690
Current portion of subscription deferred revenue	10,686,340
Current portion of professional services deferred revenue	1,944,638
Total Current Liabilities	18,031,839
Long-Term Liabilities
Subscription deferred revenue, less current portion	719,917
Professional services deferred revenue, less current portion	3,044,850
Grant liability, less current portion	757,470
Stock warrant liability	415,098
Revolving line of credit, net of debt issuance costs	4,742,836
Notes payable, net of debt issuance costs	9,789,054
Total Liabilities	37,501,064
Mezzanine Equity
Preferred Series A stock subject to redemption	5,847,665
Preferred Series B stock subject to redemption	10,000,000
Preferred Series C stock subject to redemption	7,000,000
Preferred Series D stock subject to redemption	18,047,601
Preferred Series D-1 stock subject to redemption	4,646,763
Preferred Series D-2 stock subject to redemption	2,251,605
Preferred Series D-3 stock subject to redemption	11,594,200
Preferred Series D-4 stock subject to redemption	8,242,384
Preferred Series E stock subject to redemption	20,433,291
Total Mezzanine Equity	88,063,509
Stockholders’ Deficit
Common stock	48,175
Additional paid-in capital	6,330,558
Notes receivable from stockholders	(852,789)
Accumulated deficit	(109,278,074)
Total Stockholders’ Deficit	(103,752,130)
Total Liabilities and Stockholders’ Deficit	$21,812,443
See accompanying notes to financial statements.

SPRINGCM INC.
STATEMENT OF OPERATIONS

Year ended December 31, 2017
Revenue
Subscription	$17,396,731
Professional services and other	6,626,382
Total Revenue	24,023,113
Cost of Revenue
Subscription	5,887,393
Professional services and other	6,009,459
Total Cost of Revenue	11,896,852
Gross profit	12,126,261
Operating Expenses
Sales and marketing	17,737,448
General and administrative	3,101,695
Research and development	4,003,347
Total Operating Expenses	24,842,490
Operating Loss	(12,716,229)
Other Expense (Income)
Interest expense, net	2,402,216
Change in fair value of warrant liabilities	(624,662)
Total Other Expense	1,777,554
Loss before income taxes	(14,493,783)
Income tax expense	—
Net Loss	$(14,493,783)
See accompanying notes to financial statements.

SPRINGCM INC.
STATEMENT OF CHANGES IN MEZZANINE EQUITY

	Mezzanine Equity—Shares Subject to Redemption
	Preferred Series A Stock	Preferred Series B Stock	Preferred Series C Stock	Preferred Series D Stock	Preferred Series D-1 Stock	Preferred Series D-2 Stock	Preferred Series D-3 Stock	Preferred Series D-4 Stock	Preferred Series E Stock	Total
Balance, January 1, 2017	$5,847,665	$10,000,000	$7,000,000	$18,047,601	$4,646,763	$2,251,605	$11,395,000	$7,543,390	$—	$66,732,024
Preferred series E issuance	—	—	—	—	—	—	—	—	19,090,000	19,090,000
Preferred series E issuance costs	—	—	—	—	—	—	—	—	(1,133,767)	(1,133,767)
Accretion of preferred shares to redemption value	—	—	—	—	—	—	199,200	698,994	2,477,058	3,375,252
Balance, December 31, 2017	$5,847,665	$10,000,000	$7,000,000	$18,047,601	$4,646,763	$2,251,605	$11,594,200	$8,242,384	$20,433,291	$88,063,509
See accompanying notes to financial statements.

SPRINGCM INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Stockholders’ Equity (Deficit)
	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Notes Receivable from Stockholders	Total
Balance, January 1, 2017	$3,020	$4,827,344	$(91,409,039)	$—	$(86,578,675)
Issuance of common stock warrants	—	14,832	—	—	14,832
Accretion of preferred shares to redemption value	—	—	(3,375,252)	—	(3,375,252)
Exercise of stock options	45,155	841,970	—	—	887,125
Issuance of notes receivable to stockholders	—	—	—	(852,789)	(852,789)
Stock compensation expense	—	646,412	—	—	646,412
Net loss	—	—	(14,493,783)	—	(14,493,783)
Balance, December 31, 2017	$48,175	$6,330,558	$(109,278,074)	$(852,789)	$(103,752,130)
See accompanying notes to financial statements.

SPRINGCM INC.
STATEMENT OF CASH FLOWS

Year ended December 31, 2017
Cash Flows From Operating Activities
Net loss	$(14,493,783)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,074,803
Stock compensation expense	646,412
Change in fair value of warrant liabilities	(624,662)
Amortization of debt discount and debt issuance costs	713,714
Accrual of PIK interest	371,685
Non-cash lease benefit	(66,966)
Changes in operating assets and liabilities
Accounts receivable	(1,259,419)
Prepaid expenses and other assets	(1,548,430)
Deferred costs	315,573
Accounts payable and accrued expenses	175,622
Sales taxes payable	172,689
Deferred revenue	2,032,468
Net cash used in operating activities	(10,490,294)
Cash Flows From Investing Activities
Capital expenditures	(5,459,803)
Net cash used in investing activities	(5,459,803)
Cash Flows From Financing Activities
Repayment of 2014 Junior Mezzanine Term Loans	(2,225,000)
Repayment of Finance Corp Lender B Loan	(5,580,902)
Repayment of Revolving Line of Credit	(4,000,000)
Proceeds from Revolving Line of Credit	4,000,000
Debt issuance costs	(693,185)
Proceeds from the exercise of stock options	34,336
Proceeds from the issuance of Series E preferred stock	19,090,000
Series E preferred stock issuance costs	(1,039,777)
Proceeds from 2017 Term Loan	10,000,000
Net cash provided by financing activities	19,585,472
Net Increase in Cash and Cash Equivalents	3,635,375
Cash and Cash Equivalents, beginning of year	2,329,753
Cash and Cash Equivalents, end of year	$5,965,128
Supplemental Disclosure of Cash Flow Activities
Cash paid for interest	$1,691,204
Supplemental Disclosures of Non-Cash Financing Activities
Accretion of preferred shares to redemption value	$3,375,252
Issuance of Preferred Series E stock and common stock warrants	156,649
Allocation of Preferred Series E stock and common stock warrants recorded as offset to Preferred Series E stock within issuance costs	93,990
Issuance of notes receivable in exchange for exercise of stock options	852,789
See accompanying notes to financial statements.

SPRINGCM INC.
NOTES TO FINANCIAL STATEMENTS

1.    Nature of Activities and Significant Accounting Policies

Organization and Description of Business

SpringCM Inc. (the “Company”) provides document management and workflow solutions in a web-based environment. The Company’s enterprise content management solution is designed to eliminate software installations, hardware maintenance, and prolonged customization cycles associated with on-premise applications. The Company was incorporated in 2005 in the state of Delaware. The Company is located in Chicago, Illinois with offices in London, United Kingdom and Bucharest, Romania.

The Company has experienced significant operating losses and negative cash flows from operations in recent years and has been primarily funded with equity contributions and proceeds under credit facilities. All of the Company’s outstanding indebtedness was extinguished on September 5, 2018 in conjunction with the acquisition by an unrelated third party of all ownership interests in the Company as further described in Note 11.

Related-Party Transactions

The Company engages in transactions with Privia, LLC (“Privia”) which is classified as a related party because a member of the Company’s management team, who is also a member of the Board of Directors, has an ownership interest in Privia. The two entities began doing business with each other after the Company sold the assets of their Government Services Division (“GSD”) to Privia on November 10, 2011. As part of the agreement for the sale of GSD, the Company agreed for certain customers that are using the SpringCM platform that were sold and supported by GSD, that the Company would split the fees generated from such customers with respect to the SpringCM platform as follows: (i) 50% to both the Company and Privia of all future cash collections that accrue during the two years following the sale and (ii) 70% to the Company and 30% to Privia of all future cash collections that accrue thereafter. Revenue recognized related to this arrangement was $124,217 for the year ended December 31, 2017.

Depending on the structure of the agreement with the end user, Privia will sometimes invoice the customer directly, at which point the Company will invoice Privia for the sale amount resulting in a receivable from Privia. In conjunction with each agreement, the Company will record a liability to Privia based on the fee arrangement previously discussed. At December 31, 2017, the Company had a net payable to Privia of $9,717.

During 2013 and 2014, the Company closed mezzanine debt rounds of which $400,000 was provided by three related parties. One was a member of the Company’s management team who is also a member of the Board of Directors, the second was a family member of the first related party and the third was a member of the Board of Directors. Refer to Note 3 for additional details regarding these mezzanine debt rounds. All related-party debt was paid in full during 2017.

During October and December 2017, certain stockholders exercised stock options in exchange for 4 year notes receivable totaling $852,789. The notes receivable bear interest at 1.85% and are due in full in October and December 2021. The notes receivable are recorded within stockholders’ deficit.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including accounts receivable, accounts payable, and other accrued expenses, approximate fair value due to the relatively short maturity of such instruments. The carrying value of the Company’s revolving line of credit is considered to approximate fair value due to the variable interest rates based upon the market. The Company considers the carrying value of the 2017 Term Loan to be consistent with fair value as the Company entered into that transaction on February 1, 2017 and the Company’s financial condition has not significantly changed from that date through December 31, 2017.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), management makes estimates and assumptions affecting the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management in the preparation of the financial statements include, among other estimates, the allowance for doubtful accounts receivable, the realization of deferred tax assets, the recognition of deferred revenue, software development cost capitalization, and the estimated fair value of stock options and warrant liabilities.

Concentration of Credit Risk

The Company had one customer that represented 10% of the revenue recognized during the year ended December 31, 2017 and 2% of the total outstanding receivables as of December 31, 2017.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents consist of demand deposits and money market funds. The cash and cash equivalents are held at a major U.S. financial institution. At times, the cash and cash equivalents may exceed the federally insured limits of the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk on cash.

Accounts Receivable

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a periodic basis. Management determines the allowance for doubtful accounts by identifying troubled accounts primarily by considering the age of the customer’s accounts as well as the creditworthiness of the customer and general economic conditions. If any of these factors change, the Company may also change its original estimates which could impact the level of its future allowance for doubtful accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Based on information available, the Company believes the allowance for doubtful accounts is adequate. However, actual write-offs may exceed the recorded allowance.

Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful lives are determined based on asset class and the expected number of years in which the Company believes the asset will provide benefit.

Computer equipment	3 years
Software, including software development costs	3 years
Leasehold improvements	Lesser of the useful life or the term of the lease
Furniture and fixtures	7 years

Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals or betterments are capitalized. When property is retired or sold, the cost and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the operating results of the Company.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel costs, bonuses and benefits, and stock-based compensation.

Software Development Costs

Product development costs related to the Company’s Software-as-a-Service (“SaaS”) are charged to research and development costs as incurred. Capitalization of software development costs begins during the application development stage and concludes when the product is placed into service. For the year ended December 31, 2017, the Company capitalized $2,473,408 of software development costs, including related interest of $141,471.

Long-Lived Assets

The Company evaluates the carrying value of long-lived assets whenever significant events or changes in circumstances indicate the carrying value of these assets may be impaired. The Company evaluates potential impairment of long-lived assets by comparing the carrying value of the asset to the expected net future cash inflows resulting from use of the assets. Management believes there were no impairments of the long-lived assets for the year ended December 31, 2017.

Deferred Costs

Deferred costs include direct and incremental costs associated with the performance of upfront professional services. When professional services are accounted for as a single unit of accounting with related subscription services, the Company capitalizes and defers direct and incremental costs related to the upfront professional services provided and amortizes them over the same period as the related revenue is recognized.

The Company recognizes commissions, primarily related to subscription revenue, over the same period the related revenue is recognized.

Debt Issuance Costs and Debt Discount

The Company accretes debt issuance costs and debt discount on a straight-line method over the term of the related debt, which approximates the effective interest method. These amounts are netted against the outstanding debt balances reported in the revolving line of credit and notes payable line items on the Balance Sheet. Refer to Note 3 for a reconciliation of the debt amounts owed to what is recorded on the Balance Sheet, with consideration to these debt related costs.

Amortization expense related to debt issuance costs and debt discount was $713,714 for the year ended December 31, 2017 and recorded in interest expense on the Statement of Operations. During 2017, the Company repaid certain loans prior to the maturity date which caused the Company to accelerate $140,709 of unamortized costs for the year ended December 31, 2017. Amortization and write-off of deferred financing fees are included in interest expense on the Statement of Operations.

Income Taxes

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets or liabilities are recovered or settled. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is “more likely than not” (i.e., greater than 50% likelihood of receiving benefit) that some portion of the deferred tax asset will not be realized. Refer to Note 8 for additional details and discussion regarding the Company’s income taxes.

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in tax positions under Accounting Standards Codification (“ASC”) 740-10, “Accounting for Uncertainty in Income Taxes,” which requires that realization of an uncertain income tax position must be more likely than not before it can be recognized on the financial statements. Further, ASC 740-10 prescribes the benefit to be recorded in the financial statement as the amount most likely to be realized assuming a review by the tax authorities having all relevant information and applying current conventions. ASC 740-10 also clarifies the financial statement classification of tax related penalties and interest and sets forth disclosures regarding unrecognized tax benefits. Management does not believe there are any material uncertain tax positions that would need to be recorded as of December 31, 2017.

The Company recognizes any corresponding interest and penalties associated with its income tax position in income tax expense. There were no interest or penalties related to uncertain tax positions for the year ended December 31, 2017.

Given that the Company has incurred net operating losses (“NOL”) since inception, all tax years will remain open to examination until either the NOL has expired or three years after the tax return was filed that fully claimed the NOL.

Sales Taxes

Certain of the Company’s revenues may be subject to sales and use tax in certain jurisdictions. The Company is currently assessing its positions and has an estimated liability recorded of $822,690 as of December 31, 2017. The Company is of the opinion that the ultimate resolution will not be materially different from the estimated liability recorded.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with ASC 718, “Compensation—Stock Compensation,” which generally requires the cost associated with employee services received in exchange for an award of equity instruments to be measured based on the grant-date fair value of the award and recognized in the financial statements over the service period during which employees are required to provide services in exchange for the award. The Company estimates the fair value of share-based payments awards on the date of grant using an option-pricing model.

The Company recognizes compensation expense for all share-based payment awards granted using the straight-line single-option method. Because stock-based compensation expense recognized in the Statement of Operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The forfeiture rate has historically been insignificant to the amount of expense recorded during the period. Refer to Note 5 for additional details and discussion regarding the stock option plan.

Revenue Recognition

The Company’s policy is to begin to recognize revenue only when the following criteria are met:

(1)	Persuasive evidence of an arrangement exists—The Company has obtained a signed purchase order or signed customer order form from the customer as evidence of an arrangement.

(2)	Delivery has occurred—Services have been provided to the customer, in accordance with the applicable terms.

(3)	The vendor’s fee is fixed or determinable—The arrangement indicates the price of the license and the number of users and the related payment terms are within one year of delivery of the software.

(4)	Collectability is probable—The Company sells to customers it deems creditworthy.

The Company’s primary product offering is SaaS which provides the customer access to the product without having to purchase the license. The product is sold by subscription, typically with annual terms. Revenue from SaaS arrangements are recognized ratably over the subscription term. Subscription deferred revenue liability includes amounts that have been invoiced but not yet collected as of December 31, 2017 (accounts receivable) of $3,152,975 for arrangements where the subscription term began prior to December 31, 2017 as the customer is contractually obligated to pay for the subscription as of December 31, 2017.

The Company also provides professional services in addition to the SaaS provided. These professional services are most commonly for implementation and other configuration services to tailor the platform directly to their business and specific needs. In determining whether professional services can be accounted for separate from subscription services, the Company considers the availability of the professional services from other vendors, the nature of its professional services, and whether the Company sells the SaaS applications to new customers without professional services. Prior to September 30, 2016, the Company concluded the professional services related to the implementation and configuration services provided did not have standalone value. This was due to the fact that the Company had historically performed the majority of these services to support customers’ deployments of the SaaS. As of September 30, 2016, the Company determined that it had established standalone value for the professional services. This was primarily due to the successful completion of two implementation engagements by a firm in the Company’s professional services ecosystem and the sale of SaaS arrangements to customers without the Company’s professional services. Because the Company established standalone value for the professional services as of September 30, 2016, such service arrangements entered into after September 30, 2016 are being accounted for separately from subscription services. For these arrangements, the Company allocates the total amount of multiple deliverable arrangements to the individual deliverables based on a relative selling price using a selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence of fair value if it exists, otherwise third-party evidence of selling price. If neither exists for a deliverable, the best estimate of the selling price is used for that deliverable.

For arrangements entered into prior to September 30, 2016, the professional services were not considered to have standalone value and, as such, are deferred and recognized on a straight-line basis over the estimated remaining customer life, which is the period that the customer is expected to benefit from these professional services. The Company has estimated the average customer life to be six years from when initial subscription term begins. Associated direct and incremental costs incurred to complete the upfront professional services are also deferred and recognized ratably over the estimated remaining customer life. Subsequent to September 30, 2016 direct and incremental costs are expensed as incurred.

Cost of Revenue

“Subscription” cost of revenue primarily consists of personnel and related costs to support the platform, amortization expenses associated with capitalized internally developed software, property and equipment depreciation, allocated overhead expenses, and server hosting costs.

“Professional service and other” cost of revenue primarily consists of personnel costs for the professional services delivery team, travel-related costs, and allocated overhead.

Advertising Costs

Advertising costs are expensed as incurred and are included within the sales and marketing line item in the Statement of Operations. Advertising expenses were $655,455 for the year ended December 31, 2017.

Contingencies

The Company may, from time to time, be subject to claims and suits in the ordinary course of its business. To estimate whether a loss contingency should be accrued by a charge to income, the Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. In the opinion of management, the outcome of such litigation will not materially affect the Company’s financial position, results of operations or cash flows.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. ASU 2014-09 applies to nonpublic entities for annual periods beginning after December 15, 2018. Adoption is permitted using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is in the process of evaluating the potential impact of ASU 2014-09 on the financial statements and has not yet determined the method by which ASU 2014-09 will be adopted.

In November 2015, the FASB issued ASU 2015-17 “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which eliminates the guidance in Topic 740, “Income Taxes,” that required an entity to separate deferred tax liabilities and assets between current and noncurrent amounts in a classified balance sheet. The amendments require that all deferred tax liabilities and assets of the same tax jurisdiction or a tax filing group, as well as any related valuation allowance, be offset and presented as a single noncurrent amount in a classified balance sheet. Prior U.S. GAAP required that in a classified balance sheet, deferred tax liabilities and assets be separated into a current and a noncurrent amount on the basis of the classification of the related asset or liability. If deferred tax liabilities and assets did not relate to a specific asset or liability, such as a carryforward, they were classified according to the expected reversal date of the temporary difference. The standard was adopted on January 1, 2017, and did not have a material impact on the Company’s financial statements or financial statement disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases,” which establishes a comprehensive new lease accounting model. The new standard clarifies the definition of a lease and causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease term of more than one year. ASU 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. ASU 2016-02 initially required a modified retrospective transition method where a company applies the new leases standard at the beginning of the earliest period presented in the financial statement, but in July 2018 the FASB issued ASU 2018-11. ASU 2018-11 added an optional transition method where a company applies the new leases standard at the adoption date and recognizes a cumulative effect adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact that ASU 2016-02 will have on its financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, “Stock Compensation (Topic 718),” which revises aspects of current guidance related to accounting for stock-based compensation. This guidance relates to income tax consequences, classification of awards as equity or liabilities, and classification on the statement of cash flows. The standard was adopted on January 1, 2017, and did not have a material impact on the Company’s financial statements or financial statement disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230),” which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. The new guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance is effective for annual periods beginning after December 15, 2018 for private entities. The guidance will generally be applied retrospectively. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2016-15 will have on its financial statements and related disclosures.

Subsequent Events

The Company has evaluated subsequent events through September 5, 2018, the date the financial statements were available to be issued. Refer to Notes 3 and 11 for further details.

2.    Property and Equipment, Net

Property and equipment consists of the following:

December 31, 2017
Computer equipment	$8,663,372
Software, including software development costs	7,722,589
Leasehold improvements	286,133
Furniture and fixtures	94,326
16,766,420
Less accumulated depreciation and amortization	(10,530,960)
Total Property and Equipment, net	$6,235,460

Depreciation and amortization was $3,074,803 for the year ended December 31, 2017, of which $1,202,058 was recorded in cost of revenue and $1,872,745 in general and administrative on the Statement of Operations.

3.    Debt

Outstanding debt, including consideration of subsequent amendments to repayment terms through the financial statement issuance date, consists of the following balances:

December 31, 2017
Revolving Line of Credit	$4,746,901
2017 Term Loan	10,371,685
15,118,586
Current maturities	—
Long-term maturities	15,118,586
Long-term debt discounts and issuance costs	(586,696)
Net Long-Term Debt	$14,531,890

Revolving Line of Credit Agreement

Effective April 26, 2013, the Company entered into a Loan and Security Agreement with a financial institution. There were numerous amendments made to the original agreement, with the most recent amendment on August 8, 2018 to waive and further amend certain covenants. Under the amended agreement, the Company was able to draw up to $7,500,000 in funds on a revolving line of credit (“Revolving Line of Credit”) based on a multiple of recurring revenue from the prior month. Prior to the most recent 2018 amendment, the Company was able to draw up to $5,000,000 as of December 31, 2017. The amended agreement was scheduled to mature on July 31, 2019. The Company is not required to make monthly principal payments prior to the maturity date, providing that the outstanding balance is at or below the permitted amount to be borrowed. The agreement required monthly interest payments to be made on the first of the month for the previous month. The outstanding principal accrued interest at the greater of 4.5% or the prime rate plus 1%. The effective interest rate on the Revolving Line of Credit was 5.50% as of December 31, 2017.

The agreement required the Company to maintain its primary depository and operating cash accounts with the lender. This debt agreement requirement was not through a lockbox arrangement that would automatically require the Revolving Line of Credit to be classified as a current liability on the Balance Sheet. At December 31, 2017, the Company had availability to draw on the revolving line of credit for an additional $53,099 after considering outstanding letters of credit of $200,000 which limited the borrowing availability.

The agreement granted priority security interest to the lender in collateral, consisting of substantially all assets of the Company. Pursuant to the agreement, the Company was subject to certain financial and non-financial covenants, including the requirement to maintain minimum liquidity (unrestricted cash and unused availability on the Revolving Line of Credit) of $5,000,000 at all times. If the Company failed to comply with the covenants, the lender had the ability to call the debt. During 2017 and 2018, the Company had been out of compliance with certain financial and non-financial covenants of the Revolving Line of Credit. Accordingly, the debt was amended to waive these defaults and amend covenants. The most recent amendment prior to December 31, 2017 had a minimum trailing booking and EBITDA requirement. The agreement included a non-financial covenant to provide audited financial statements by a specific date which the Company did not meet; however, the lender waived this default.

In conjunction with the original Revolving Line of Credit Agreement, the Company issued warrants to purchase up to 447,316 shares of Series D-1 preferred stock at an exercise price of $0.2012 per share. The warrants had a ten-year contractual life. The fair market value of these warrants, at the time of grant, was calculated to be $54,473, which was recorded as a debt discount that was fully amortized during 2016. The terms of the Series D-1 preferred stock requires these warrants to be recorded as a liability, which is recorded within the stock warrant liability line item on the Balance Sheet. Refer to Note 6 for additional details regarding the stock warrants.

In conjunction with an amendment made to the original agreement in 2016, the Company issued warrants to purchase 120,000 shares of Series D-4 preferred stock at an exercise price of $0.25 per share. The warrants had a ten-year contractual life. The fair market value of these warrants was calculated by the Company to be $19,512 and was recorded as a debt discount that the Company was amortizing over the remaining term of the amended loan. The terms of the Series D-4 preferred stock requires these warrants to be recorded as a liability, which is recorded within the stock warrant liability line item on the Balance Sheet. Refer to Note 6 for additional details regarding the stock warrants.

The Revolving Line of Credit was fully extinguished on September 5, 2018 in conjunction with the acquisition by an unrelated third party of all ownership interests in the Company as further described in Note 11.

2014 Junior Mezzanine Debt Agreement

On August 29, 2014, the Company entered into a Junior Secured Note Purchase Agreement with 12 lenders (“2014 Junior Mezzanine Lenders”). Certain lenders provided the funding on the effective date while others provided the funding shortly thereafter. Under the agreement, the Company received an additional $2,150,000 of debt financing (“2014 Junior Mezzanine Term Loans”) of which $325,000 was provided by three related parties as discussed in Note 1. Additionally, $75,000 of the remaining 2013 Mezzanine Term Loans was converted into 2014 Junior Mezzanine Term Loans. The 2014 Junior Mezzanine Term Loans had a maturity date of January 15, 2018, at which point the full principal balance would become due. On May 31, 2016, the Company entered into an agreement to extend the maturity date through June 30, 2019. On a monthly basis, the Company was required to make interest payments on the outstanding principal based at a 13.5% interest rate.

These debt agreements were secured by the tangible assets of the Company, subordinated to the Revolving Line of Credit.

On February 2, 2017, the principal, accrued interest and prepayment fee on the 2014 Junior Mezzanine Debt Agreement was repaid in full with the proceeds received from financing received from the 2017 Term Loan described below. The total payment made to Lender B was $2,314,000, of which approximately $89,000 related to the prepayment fee and is included in interest expense within the Statement of Operations.

In conjunction with the 2014 Junior Mezzanine Term Loans financing, the Company issued warrants to purchase 3,337,500 shares of common stock at $0.09 per share. These warrants have a seven-year contractual life. The fair market value of these warrants, at the time of grant, was calculated to be $160,200, which was recorded as a debt discount that was being amortized over the term of the loan through repayment. Refer to Note 6 for additional details regarding the stock warrants.

Finance Corporation Lender B Debt Agreement

On May 31, 2016, the Company entered into a Loan and Security Agreement with a finance corporation (“Finance Corp Lender B”). Under the agreement (“Finance Corp Lender B Loan”), Finance Corp Lender B provided $5,500,000 of debt financing. The Company was not required to make principal payments prior to the scheduled maturity of the loan on May 31, 2019. The loan accrued interest at 9.5% and required monthly payments of interest, one month in arrears. In addition to the monthly interest, the loan also accrued interest, compounded monthly, at 2.5% that was due upon the maturity date or early repayment of the loan. The loan could be prepaid during the term in its entirety, subject to certain prepayment penalties, depending on when a prepayment was made. The agreement was secured by substantially all assets of the Company, subordinated to the Revolving Line of Credit. This loan agreement contained several covenants, some of which were modified through the first amendment to the Lender B Debt Agreement on September 20, 2016.

On February 2, 2017, the principal, accrued interest and prepayment fee on the Finance Corp Lender B Loan was repaid in full with the proceeds received from financing received from the 2017 Term Loan as described below. The total payment made to Lender B was $5,973,562, of which approximately $110,000 related to the prepayment fee and is included in interest expense in the Statement of Operations.

Concurrent with the origination of the Finance Corp Lender B Loan, the Company issued 2,640,000 warrants to Finance Corp Lender B to purchase Series D-4 preferred stock. These warrants have a contractual ten-year life and can be exercised for $0.25 per share. The fair market value of these warrants, at the time of grant, was calculated by the Company to be $429,264 and was recorded as a debt discount to be amortized over the term of the loan. The terms of the Series D-4 preferred stock requires these warrants to be recorded as a liability, which is recorded within the stock warrant liability line item on the Balance Sheet. Refer to Note 6 for additional details regarding the stock warrants.

2017 Term Loan

On February 1, 2017, the Company entered into a Loan and Security Agreement for $10,000,000 (“2017 Term Loan”). Concurrent with this transaction, affiliated parties of the lender also purchased $15,000,000 of Series E preferred shares. Refer to Note 4 for further details. The original agreement required the Company to make quarterly principal payments beginning December 31, 2018 and continuing through December 31, 2020. The first four quarterly payments will be equal to 1.25% of the then outstanding principal, followed by 2.50% of the then outstanding principal for the last five payments with the full outstanding principal balance due on February 1, 2021. The agreement also included required compliance with financial covenants including minimum adjusted EBITDA, minimum availability/liquidity, and annual subscription bookings. The Company was not in compliance with all of these covenants during the second and fourth quarter of 2017 and the first quarter of 2018. This agreement was subsequently amended on June 22, 2018 to waive covenant violations and amend certain covenants. The agreement also included a non-financial covenant to provide audited financial statements by a specific date which the Company did not meet; however, the lender waived this default.

Under the amended agreement the Company is required to make quarterly repayments starting on January 31, 2019 and continuing through January 31, 2021. The first four quarterly payments will be equal to 1.25% of the then outstanding principal, followed by 2.50% of the then outstanding principal for the last five payments. The full outstanding principal balance was scheduled to be repaid on February 1, 2021, the four-year anniversary date of the loan. The loan may be prepaid during the term in its entirety, subject to certain prepayment penalties, depending on when a prepayment may be made. Mandatory prepayments may be required if subsequent debt or equity financing is received, the Company generates excess cash flow or if assets are sold. The loan accrues interest at 13% or 14%, depending on a pre-determined leverage formula, with accrued interest due in arrears at the end of each month.

The proceeds from the 2017 Term Loan were used to repay the outstanding principal and accrued interest on the 2014 Junior Mezzanine Debt and the Finance Corp Lender B Loan. The agreement was secured by substantially all assets of the Company, subordinated to the Revolving Line of Credit Agreement.

This amended debt agreement required compliance with certain financial covenants including minimum recurring revenue, minimum Adjusted EBITDA and minimum availability/liquidity.

The 2017 Term Loan was fully extinguished on September 5, 2018 in conjunction with the acquisition by an unrelated third party of all ownership interests in the Company as further described in Note 11.

Concurrent with the issuance of the 2017 Term Loan, the Company issued 2,500,000 warrants to the same investor group to purchase Series E preferred stock and 5,514,383 warrants to purchase common stock. These warrants have a contractual ten-year life and can be exercised for $0.25 per share for Series E preferred stock and $0.41 for common stock. The fair market value of these warrants, at the time of grant was calculated by the Company to be $156,649. Of this amount, $141,816 is related to the warrants to purchase Series E preferred stock and $14,833 is related to warrants to purchase common stock. Refer to Note 6 for additional details regarding the stock warrants. The Company allocated transaction costs, including the value of the warrants issued, related to the 2017 Term Loan and Series E preferred share issuance to the related investors based on the relative fair value of the instruments. The initial debt discount recorded was $732,962 and was being amortized into interest expense over the life of the 2017 Term Loan.

Future principal payments on long-term debt, including consideration of subsequent amendments to repayment terms through the financial statement issuance date, are as follows as of December 31, 2017:

Year ending December 31,	Amount
2018	$—
2019	5,237,604
2020	915,860
2021	8,965,122
Total	$15,118,586

4.    Stockholders’ Deficit and Mezzanine Equity

The Company had the following shares authorized and outstanding at:

	December 31, 2017
	Authorized	Issued and Outstanding
Common Stock ($0.001 par value)	625,914,013	48,041,260
Preferred Stock ($0.001 par value)
Series A	13,720,471	13,720,471
Series B	23,463,163	23,463,163
Series C	25,697,502	25,697,502
Series D	122,513,148	100,682,655
Series D-1	53,008,969	29,922,692
Series D-2	22,786,036	22,786,036
Series D-3	49,676,938	49,676,938
Series D-4	30,719,760	27,959,760
Series E	82,500,000	76,360,000

During 2017, the Company authorized the issuance of 82,500,000 shares of Series E preferred stock. In conjunction with the authorization of the Series E preferred stock, the number of authorized Series D-4 preferred stock to be issued was increased by 79,760 and the number of common stock to be issued was increased by 125,914,013.

Series E Preferred Stock Issuance

On February 1, 2017, the Company authorized the issuance of up to 82,500,000 shares of Series E preferred stock with a par value of $0.001 per share. During February and March 2017, the Company sold 76,360,000 shares of Series E preferred stock at $0.25 per share for total proceeds of $19,090,000. The proceeds were offset by issuance costs of $1,133,767.

The holders of Series E preferred stock are entitled to receive cumulative annual dividends of 8% or $0.02, per share. The dividends will continue to accrue for a period no less than five years from issuance and can be extended for additional years with Board approval. The holders of all series of preferred stock are entitled to receive dividends in preference to any declaration or payment of any dividend on the common stock at the applicable dividend rate.

The Series E preferred stock is entitled to a liquidation preference equal to two times the original issue price, plus accrued but unpaid dividends. If additional funds exist after the repayment of the Series E preferred stock, the proceeds will be distributed to the remaining preferred stock and common stockholders in accordance with the liquidation terms discussed below.

Any time after January 31, 2021, the full outstanding balance of Series E preferred stock can be redeemed, at the option of the shareholders, when 50% of the outstanding Series E preferred stock vote to do so. Absent a full redemption of the Series E preferred stock, the individual shareholders may also require the Company to redeem their shares of Series E preferred stock. The shares will be redeemed at a price equal to the original issue price plus accrued or declared but unpaid dividends.

The Series E preferred stock may also be converted into shares of common stock, at the option of the holder, any time after the date of issuance into such number of fully paid and non-assessable shares of common stock determined by dividing the applicable original issue price of the preferred shares by the applicable conversion price. Each series of preferred stock is automatically converted into shares of common stock at the applicable conversion rate upon the earlier of an initial public offering or by consent of 70% of the outstanding preferred stockholders.

Each preferred stockholder shall have the right to one vote for each share of common stock into which such preferred stock could be converted into. Preferred stockholders have full voting rights and powers equal to the voting rights and powers of holders of common stock. The Series E preferred stockholders are also given the right to elect one Board member.

Concurrent with the origination of the Series E preferred stock agreement, the Company issued 2,500,000 warrants to the Series E shareholders to purchase Series E preferred stock. These warrants have a contractual ten-year life and can be exercised for $0.25 per share.

Dividend Rights

The holders of Series E preferred stock are entitled to receive cumulative dividends, accruing at $0.02 per annum for each share, the holders of Series D-4 preferred stock are entitled to receive cumulative dividends, accruing at $0.025 per annum for each share, and the holders of Series D-3 preferred stock are entitled to receive cumulative dividends, accruing at $0.016096 per annum for each share. Dividends for Series D-4 and D-3 classes of stock will accumulate for a maximum of two years from the date of issuance. As of December 31, 2017, the Company owed cumulative dividends to the Series E, Series D-4, and Series D-3 preferred stockholders of $1,343,291, $1,252,444, and $1,599,200, respectively.

The holders of all other classes of preferred stock are entitled to receive non-cumulative dividends, accruing at annual rates ranging from $0.034034 to $0.016096 per share. The holders of all series of preferred stock are entitled to receive dividends in preference to any declaration or payment of any dividend on the common stock at the applicable dividend rate.

For the year ended December 31, 2017, there were no dividends declared or paid by the Company.

Redemption Rights

The Series E, D-4 and D-3 preferred stock may be redeemed any time after January 31, 2021, in whole or in part, if at least 50% of the Series E preferred stock holders and if at least 70% of the collective group of Series D-4 and D-3 preferred stockholders elect to do so. Additionally, each of the series of preferred shares outstanding also has a redemption right if there is a change in control. Because of the respective redemption rights, the preferred shares are included within temporary or mezzanine equity on the Balance Sheet. The redemption price is equal to the original issue price, plus accrued or declared but unpaid dividends. The redemption feature for the Series E, D-4, and D-3 shares is considered probable because it is based on the passage of time and the respective preferred shares are recorded at redemption value at each period end. For all other outstanding preferred shares (Series A through D-2), the redemption right is based on a change in control, which isn’t considered probable until the change in control occurs. Accordingly, the Company does not adjust the Series A through D-2 to redemption value until the redemption is probable. As discussed in Note 1 and Note 11, all of the ownership interests in the Company were acquired on September 4, 2018. In connection with that acquisition, the preferred shares were redeemed in full.

Liquidation Preferences

At December 31, 2017, the Series E preferred stock is entitled to a liquidation preference on a per share basis equal to two times the share price plus accrued but unpaid dividends. If the proceeds are insufficient to provide for the full preferential amounts to these shareholders, the available proceeds will be distributed on a pari-passu basis.

If additional funds exist, the proceeds will be distributed next to the Series D-4 and D-3 preferred stockholders. Series D-4 and D-3 holders are entitled to a liquidation preference on a per share basis equal to 1.5 times and three times the original issue price, respectively, plus accrued but unpaid dividends. In a liquidation event, the Series E stock, D-4 and D-3 preferred stock will be combined together with the funds to be distributed on a pari-passu basis between the two classes of stock if there are not sufficient funds to settle the amounts owed.

If additional funds exist, the proceeds will be distributed next to the Series D-2 and Series D-1 holders. Series D-2 holders will receive proceeds equal to 1.5 times the original issuance price while the Series D-1 holders will receive proceeds equal to the original issuance. Both classes will also be entitled to any accrued but unpaid dividends. If the proceeds are insufficient to provide for the full preferential amounts to these shareholders, the available proceeds will be distributed on a pari-passu basis.

If additional funds exist, the proceeds shall be distributed next to the Series D, Series C, Series B, and Series A holders. Each shareholder will receive proceeds equal to the original issuance price plus any declared but unpaid dividends. If the proceeds are insufficient to provide for the full preferential amounts to these shareholders, the available proceeds will be distributed on a pari-passu basis.

If additional funds exist, the remaining proceeds will be distributed among the common stock holders and preferred stock holders, on a converted basis, following a pro rata approach based on the presumed number of shares held by each stockholder.

Conversion Rights

All series of preferred stock are convertible at the option of the holder at any time after the date of issuance into such number of fully paid and non-assessable shares of common stock determined by dividing the applicable original issue price of the preferred shares by the applicable conversion price. Each series of preferred stock is automatically converted into shares of common stock at the applicable conversion rate upon the earlier of an initial public offering or by consent of 70% of the holders of outstanding preferred stock.

Voting Rights

Each preferred stockholder shall have the right to one vote for each share of common stock into which such preferred stock could be converted into. Preferred stockholders have full voting rights and powers equal to the voting rights and powers of holders of common stock.

5.    Stock Options

The Company’s long-term incentive plan, which is shareholder-approved, permits the grant of stock options to employees, outside directors, and consultants. The Company believes that such awards better align the interests of its employees with those of its shareholders. Stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant. The plan provides for up to 153,156,582 shares to be issued. The plan provides that option agreements expire on the earlier of ten years from the grant date or three months after termination of the optionee’s service. The optionee may exercise all or part of their options any time before the expiration of the options, but only to the extent that such options had become exercisable before the optionee’s service was terminated. Options under the plan may be exercised through cash payment of the exercise price, or through net exercise providing a reduced number of shares.

The Company estimates the fair value of the options at the date of grant using the Black Scholes option-pricing model. Expected volatilities are based on volatilities for comparable public companies. The expected term is derived from the output of the valuation model and represents the period of time that the options are expected to be outstanding using the simplified approach from Staff Accounting Bulletin (“SAB”) 107. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected life. The Company has not considered a forfeiture rate assumption, as the impact is deemed to be immaterial. The Company used the following assumptions:

2017
Expected volatility	60%
Expected dividend yield	—%
Expected term	4 years
Risk-free interest rate	1.99%
Weighted-average fair market value	$0.01

A summary of option activity under the plan through December 31, 2017 is presented below:

	Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term
Outstanding, at January 1, 2017	69,533,402	$0.11	6.7
Granted	73,685,521	0.03
Exercised	(45,015,003)	0.02
Forfeited	(2,852,191)	0.19
Outstanding, at December 31, 2017	95,351,729	$0.10	8.2
Exercisable, at December 31, 2017	32,762,290	$0.11	5.7

Stock-based compensation expense related to stock options granted to employees for the year ended December 31, 2017 was $646,412.

The following is a summary of nonvested options:

Shares
Nonvested, at January 1, 2017	24,488,909
Granted	73,685,521
Vested	(32,732,800)
Forfeited	(2,852,191)
Nonvested, at December 31, 2017	62,589,439

As of December 31, 2017, there was $547,629 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of approximately 3.10 years.

6.     Warrants

The Company has issued warrants to purchase different classes of stock in conjunction with various agreements entered into. All previously issued warrants have not been exercised and remain outstanding.

In February 2017, the Company entered into the 2017 Term Loan as previously described in Note 3. In conjunction with this agreement, the Company issued 2,500,000 warrants to purchase Series E preferred stock and 5,514,383 warrants to purchase common stock. These warrants have a contractual ten-year life and can be exercised for $0.25 per share for Series E preferred stock and $0.41 for common stock. The fair market value of these warrants, at the time of grant was calculated by the Company to be $156,649. Of this amount, $141,816 is related to the warrants to purchase Series E preferred stock and $14,833 is related to warrants to purchase common stock. The estimated value of the warrants was allocated to the related 2017 Term Loan and Series E shares issued based on the relative fair value of these instruments.

The Company has the following warrants outstanding as of December 31, 2017:

Issued and Outstanding
Common stock warrants ($0.09 strike price)	3,687,500
Common stock warrants ($0.10 strike price)	2,625,000
Common stock warrants ($0.14 strike price)	198,807
Common stock warrants ($0.41 strike price)	5,514,383
Preferred Series D warrants ($0.2012 strike price)	21,830,493
Preferred Series D-1 warrants ($0.2012 strike price)	22,598,777
Preferred Series D-4 warrants ($0.25 strike price)	2,760,000
Preferred Series E warrants ($0.25 strike price)	2,500,000

The common stock warrants are recorded in equity at the estimated fair value at the date of each respective issuance.

The Preferred warrants are recorded as liabilities because each of the respective preferred shares has redemption rights outside of the control of the Company. The Company adjusts the warrant liability to the estimated fair value at each reporting period. The estimated fair value of the warrants as of December 31, 2017 was $415,098. The Company reduced the estimated fair value and recorded the change in fair value of $624,662 in the Statement of Operations during the year ended December 31, 2017.

7.    Operating Leases

On December 19, 2013, the Company entered into a commercial building lease agreement for approximately 20,339 square feet of space in Chicago, Illinois, which became effective May 1, 2014 and expires on October 31, 2019. The lease provides for escalating rent over the term. The Company has recorded total rent over the lease term, including rent abatement periods, on a straight-line basis. Accordingly, the Company has recorded a deferred rent liability of $144,206 within accrued expenses on the Balance Sheet at December 31, 2017.

The future minimum rental payments under the operating lease at December 31, 2017 are:

Year ending December 31,	Amount
2018	$393,221
2019	330,509
Total Future Minimum Payments	$723,730

Rent expense was approximately $316,000 for the year ended December 31, 2017.

8.     Income Taxes

The Company is taxed on its income for federal and state income taxes under the laws of subsection “C” of the Internal Revenue Code (“IRC”). Below is a summary of the estimated deferred tax balances.

December 31, 2017
Deferred Tax Assets
Net operating losses	$5,459,747
Sales tax reserve	174,465
Stock compensation	834,420
Allowance for doubtful accounts	213,485
Donations	7,331
Depreciation	117,472
Total deferred tax assets	6,806,920
Deferred Tax Liabilities
Software development costs	(871,992)
Net deferred tax assets	5,934,928
Valuation allowance	(5,934,928)
Total Net Deferred Tax Asset	$—

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance totaling $5,934,928 against its deferred tax assets at December 31, 2017. At December 31, 2017, the Company had approximately $21,607,385 Federal and $14,826,225 state NOL carryforwards available to offset future taxable income. These carryforwards began expiring in 2017 and will continue expiring in 2018 and forward.

The difference between applying the blended federal and state rate of 38.88% to pre-tax income and the actual taxes reported in the Statement of Operations is principally related to the establishment of a full valuation allowance against the deferred tax assets.

Significant equity restructuring often results in an Internal Revenue Service (“IRS”) Section 382 ownership change that limits the future use of NOL carryforwards and other tax attributes. In addition, under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), NOL usage in any given year will be limited to 80% of taxable income, without regard to the NOL deduction, and losses incurred in 2018 and forward may not be carried back but can be carried forward indefinitely, but losses incurred prior to 2018 can only be carried forward for 20 years. The Company determined that there were ownership changes in 2017 (as defined by Section 382 of the IRC) and as a result, the use of NOL carryforwards on an annual basis will be limited. Approximately $92,700,000 Federal and $71,900,000 state net NOLs will expire unused. Neither the amount of the NOL carryforwards nor the amount of limitation of such carryforwards claimed by the Company have been audited or otherwise validated by the IRS, which could challenge the amount calculated. Changes in estimates may create volatility in the tax rate in future periods based on new information about particular tax positions that may cause the Company to change its estimates.

On December 22, 2017, the Tax Act was enacted and implements comprehensive tax legislation which, among other changes reduces the federal statutory corporate tax rate from 34 to 21%. Additionally, in December 2017, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which addresses how a company recognizes provisional amounts when a company does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the effect of the changes in the Tax Act. The measurement period, as defined in SAB 118, ends when a company has obtained, prepared and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year. During the measurement period, provisional amounts may also be adjusted for the effects, if any, of interpretative guidance issued after December 31, 2017, by U.S. regulatory and standard-setting bodies.

Based on the provisions of the Tax Act, the Company re-measured its U.S. deferred tax assets and liabilities and adjusted its deferred tax balances to reflect the lower U.S. corporate income tax rate at December 31, 2017. The re-measurement of the Company’s U.S. deferred tax assets and liabilities at the lower enacted U.S. corporate tax rate resulted in an income tax expense of $2,858,374 and a corresponding reduction in the valuation allowance.

9.    Employee Benefit Plans

Cafeteria Plan

The Company provides a medical benefit plan under Section 125 of the IRC which enables employees to contribute pre-tax dollars to fund for medical reimbursement. The Company does not contribute to this fund but maintains the assets of the plan in the Company’s general assets with an offsetting liability included in accrued compensation on the Company’s Balance Sheet.

Deferred Compensation Plan

The Company also provides a 401(k) deferred compensation, money purchase pension plan. Eligible employees may elect to contribute a portion of their salary to the plan. The Company does not match any of the employee contributions.

10.    State Grant

In October 2014, the Company received an Illinois Department of Commerce and Economic Opportunity grant for up to $2,250,000 for use to offset qualifying business expansion costs incurred through June 30, 2016. The grant is subject to certain financial reporting requirements and requires the Company to create and retain certain numbers of full-time jobs related to the expanded operations by and as of July 14, 2016 and July 14, 2019. If the Company fails to create or retain the requisite number of jobs at each measurement date, the Company may be required to repay a pro rata portion of the grant for the shortfall. The Company received total proceeds from the grant of $1,884,255 in prior years. The Company did not meet the required number of jobs as of July 14, 2016, the first measurement date, and in December 2017, the Company received a letter from the State of Illinois detailing its failure to meet the required number of jobs and requesting repayment of $1,126,785. As of December 31, 2017, this balance remained outstanding and was recorded on the Balance Sheet as a current liability. Due to the uncertainty related to the remaining $757,470 of the grant and the Company’s ability to meet the required number of full-time jobs as of July 14, 2019, the Company has reflected this amount as a long-term liability at December 31, 2017.

11.    Subsequent Events

Convertible Debt Financing

On June 22, 2018, the Company entered into a Note Purchase Agreement with a group of existing investors for total proceeds of $10,500,000. The Convertible Promissory Notes (the “Notes”) have a maturity date of May 31, 2019 and accrue interest at a rate of 8% compounded annually.

At maturity, the noteholders have the option to be repaid for the principal and interest due under the Notes or to convert into shares of the Company’s Series E Preferred Stock at a price of $0.25 per share.

The principal and interest due under the Notes will automatically convert into the class and/or series of shares of the Company’s next round of equity financing raising of at least $10,000,000 (excluding any conversion of Notes) at a price per share greater than $0.25 per share (the “Next Equity Financing”). Upon a Next Equity Financing, the Notes shall convert at the lowest per share price paid by investors less a discount of 1.5% per month from the date of closing up to the conversion date (up to a maximum of 15%).

In the event of other equity financing that is not a Next Equity Financing (“Non-Qualified Equity Financing”), the noteholders have the option to convert at the lowest per share price paid by investors in the Non-Qualified Equity Financing less a discount of 1.5% per month from the date of closing up to the conversion date (up to a maximum of 15%).

In the event of a Corporate Transaction (defined as a “Liquidation Event” in the Company’s Certificate of Incorporation) prior to full repayment of a note, Next Equity Financing, Non-Qualified Equity Financing, or maturity, the noteholders shall receive a repayment amount equal to 1.375 times the outstanding principal plus accrued but unpaid interest if a Corporate Transaction happens on or before October 31, 2018, the repayment amount described above increases to 1.5 times the outstanding principal plus accrued but unpaid interest should the Corporate Transaction occur after October 31, 2018.

Acquisition by DocuSign, Inc.

On July 31, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DocuSign, Inc., a Delaware Corporation (“DocuSign”) and Sparrow Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of DocuSign (“Merger Sub”) to merge entities, with the Company selling all of its issued and outstanding shares. The Merger Agreement provides, among other things, that at the Closing, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of DocuSign.

After receiving various regulatory approvals, the transaction closed on September 4, 2018. In accordance with the Merger Agreement, deal consideration of approximately $220,000,000 was exchanged for 100% of the Company’s outstanding shares. At closing all third-party indebtedness was paid-in full including accrued interest, yield maintenance, and prepayment penalties.